Exhibit 99.2

Bakers Footwear Group, Inc.

Second Quarter Fiscal 2008 Results Conference Call Transcript

September 10, 2008

Operator: Greetings and welcome to the second quarter [fiscal] 2008 earnings conference call. At this time, all participants are in a listen only mode.

A brief question and answer session will follow the formal presentation.

If anyone should require operator assistance during the conference, please press star-zero on your telephone keypad.

As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Ms. Allison Malkin of Integrated Corporate Relations. Thank you, Ms. Malkin. You may begin.

Allison Malkin: Thank you. Good morning everyone. Before we get started, I’d like to remind you of the company’s safe harbor language which I’m sure you’re all familiar with.

The statements contained in this conference call which are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those suggested in such statements due to a number of risks and uncertainties which are described in the company’s filings with the SEC.

And now, I’d like to turn the call over to Bakers Chairman, President and CEO, Peter Edison.

Peter Edison: Thank you, Allison. Good morning everyone and thank you for joining us to discuss our second quarter fiscal 2008 results. With me today is Charlie Daniel, our Vice President of Finance.

For this morning’s call, I will review our second quarter results, provide an update on current business trends, and our expectations for the remainder of the year. Following this, Charlie will review our financials in more detail. After my closing remarks, we will open the call to answer the questions you have for us today.

The second quarter marked a pivotal period for Bakers as our turnaround efforts resulted in a significantly improved performance. We successfully delivered exciting trends to our fashion conscious customers leading to increased sales at higher margins. At the same time we maintained our control of inventory and expenses.

In total, net sales were $43.6 million and included a 6.4% increase in comparable store sales reflecting strength across all of our key footwear categories. During the quarter, we experienced double digit comparable store sales increases in June and July.

Comparable store sales in August increased 3.2% even though we did not mail an August catalog as we did last year. We achieved this [comparable store sales] increase despite considerably less promotional activity than we had in August last year.

Clearly our heightened product focus and new merchandising leadership is having a positive impact on our business and we expect this trend to continue.

Increased sales and higher regular priced selling led to a 750 basis point increase in gross profit margin to 29.6% of net sales from 22.1% of net sales in the second quarter last year.

We also met our expense reduction goals with total [selling, general and administrative expense] declining 9% as compared to the second quarter last year.

Finally, we ended the quarter [in] a strong inventory position with total inventory at cost down [5.9%] from the prior period, but it is composed of significantly fresher product than last year as the carry over inventory is 20% less than last year when you exclude in-transit fall deliveries.

As we look ahead we are optimistic about our ability to continue our improved performance and make progress on our goal of debt reduction. We point to key drivers of this expectation.

First, comparable store sales increases have continued into the third quarter. Currently, we’re experiencing a positive response to our fall assortments with several key trends developing nicely especially in boots, dress shoes and branded athletics. Regular priced sell through continues to be well above last year’s levels which bodes well for continued margin improvement.

Second, we’re maintaining our financial discipline. To this end, we have achieved our first half targets for reduction of planned expenses and are on track to deliver more than $10 million in planned cost reductions in fiscal 2008 and the first half of 2009.

We also remain well positioned from an inventory standpoint and feel good about the level and composition of our inventory as we begin fall.

We continue to firmly believe that we have adequate liquidity to fund our 2008 business plan, and our expected operating results will allow us to meet our debt covenants.

As a reminder, our third quarter has always shown significant operating loss due to low volume and two clearances and we expect this to continue but with a greatly reduced operating loss compared to last year.

Now I’d like to turn the call over to Charlie to review our first quarter financial results in more detail.

Charlie Daniel: Thank you, Peter. Net sales for the second quarter, the 13 weeks ended August 2, 2008, increased to $43.6 million up 3.8% from $42 million for the 13 weeks ended August 4, 2007.

Our comparable store sales for the second quarter of fiscal 2008 increased 6.4% compared to a decrease of 18.3% in the second quarter of fiscal 2007.

Gross profit increased $12.9 million or 29.6% of net sales for the second quarter of 2008 compared to a $9.3 million gross profit or 22.1% of sales in the second quarter of 2007.

The 750 basis point of improvement in gross profit percentage was driven by higher full priced selling and improved operating leverage resulting from increased comparable store sales.

Selling expenses for the second quarter decreased to $10.2 million or 23.4% of net sales down from $11.2 million or 26.7% of net sales in the second quarter last year. The decrease of selling expense was primarily due to lower in-store payroll expense and reduced catalog costs.

General and administrative expenses for the quarter decreased $4 million or 9.2% of net sales from $4.4 million or 10.5% of net sales in the second quarter of 2007 primarily as a result of lower administrative payroll cost.

Our improved sales and margins and reduced selling and administrative expenses reduced our operating loss to $1.4 million. That is a $5.7 million improvement from the second quarter of 2007.

Interest expense for the second quarter increased to $0.7 million from $0.4 million in the second quarter last year. This increase reflects the interest on our subordinated secured term loan, entered into in February of this year, and our subordinated convertible debentures issued in June 2007.

Income tax expense in the second quarter of 2008 was $0.2 million compared to income tax expense of $1.3 million in the second quarter last year.

Net loss for the second quarter was $2.3 million or $0.32 per share compared to a net loss of $8.7 million or $1.35 per share last year.

Going over the cumulative results for the first half, net sales were $87.1 million compared to $91.2 million in the prior year. Comparable store sales decreased 3.1% compared to a decrease of 13.6% last year. Operating loss for the first half decreased by $2.9 million to $5.4 million down from $8.3 million in the prior year. Net loss was $7.1 million or $1.02 per share compared to a net loss of $9.7 million or $1.50 per share in the first six months of last year.

Turning to our key balance sheet highlights, at the end of the second quarter inventories decreased 5.9% to $21.6 million from $22.9 million last year but the inventory is composed of substantially fresher product.

At quarter end, we had negative working capital of $13.2 million. As we noted at the end of the first quarter, we have $9.9 million of subordinated debt instruments that are included in the current liabilities for accounting purposes. However, our scheduled repayment on this subordinated debt over the next 12 months is only $2.8 million.

At quarter end, we had a balance of $10.9 million and $1.7 million of unused borrowing capacity on our revolving credit facility.

Capital expenditures for the first half of 2008 were $0.6 million compared to $3.4 million in the first half of 2007. For fiscal 2008, we continue to anticipate capital expenditures will not exceed $2 million.

And now, I will turn the call back over to Peter for his closing remarks.

Peter Edison: Thank you, Charlie. In summary, I am pleased with the significant progress our company has made this year. I am equally excited about our outlook for the fall and holiday seasons as this progress should continue to show itself in our results in sales, gross margin and expenses. Most importantly, our merchandise looks great and consumers are responding favorably.

As I said many times, our sales are less tied to the economy than to fashion trends and our team has done a very good job to identify several key things this season. I want to thank our employees for their hard work and dedication. The passion and commitment of the entire Bakers team has contributed to make our turnaround a success.

In closing, I’m confident that we can sustain our positive performance in the near and long terms.

With that, I would like to turn the call over to the Operator to begin the question and answer portion.

Operator: Thank you. We will now conduct a question and answer session. If you would like to ask a question, please press star-one on your telephone keypad. A confirmation tone will indicate your line is in the question queue.

You may press star-two if you would like to remove your question from the queue.

For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.

Once again, ladies and gentlemen, to ask a question please press star-one on your telephone keypad. One moment while we poll for questions.

Our first question comes from Ronald Bookbinder from Global Hunter. Please proceed with your question.

Ronald Bookbinder: Good morning.

Peter Edison: Good morning, Ron.

Ronald Bookbinder: Looking at the catalog and the impact on the comps in the third quarter, how much does the catalog cost? And what do you think the impact on comps for August and for the Q3 was?

Peter Edison: I would say the impact on [comparable store sales] for August was probably 4% or 5%. [...] So that would have been [approximately] $600,000 or $700,000 of sales, [and] the catalog itself probably [would have] cost [approximately] $400,000 to $500,000 if we had done it. So you know there was a net savings to the company. It was more profitable to lose that volume.

Ronald Bookbinder: Okay. Looking at the August sales with the comps, a lot of footwear retailers no longer report monthly comps.

Peter Edison: [Yes].

Ronald Bookbinder: How do you think your comps compare to the rest of the footwear retail industry?

Peter Edison: [...] We only get figures from certain industry participants. Compared to the industry group, we’re well ahead of the comps of the rest of the industry. [However,] not everybody reports [...] so it’s only a partial sample.

Ronald Bookbinder: Okay. That sounds good.

And then lastly, on the SG&A, last year your SG&A was very high. Was there anything extraordinary in the SG&A last year that we have to be reminded of that needs to come out?

Peter Edison: There was one [approximately] $700,000 charge for impaired assets in the second quarter last year that I think would have reflected in store expenses. In the 10-Q [that is] line itemed out by itself.

Ronald Bookbinder: Oh, it’s line itemed out by itself?

Peter Edison: Yes.

Ronald Bookbinder: Okay.

Peter Edison: But that did impact operating and [comparable store sales] for the second quarter last year.

Ronald Bookbinder: And how about in Q3 of last year?

Peter Edison: Yes, there is I believe [approximately] $4 to $5 million of [,,,] special charges relating to lease impairments, severance, and [...] a few other things.

Ronald Bookbinder: Okay, thanks.

Peter Edison: Thanks.

Operator: Once again, ladies and gentlemen, to ask a question please press star-one on your telephone keypad at this time. One moment while we poll for more questions.

Our next question comes from Ivan Vwick from Raymond James Financial. Please proceed with your question.

Ivan Vwick: Hi Peter. What are your plans for catalogs going forward?

Peter Edison: We plan to issue a November catalog. [It is] such a big volume period that we want to do that catalog and [we are] going to evaluate that catalog. We will have done two catalogs this year.

We see it as a very important complement to our web business which is approximately a $10 million business. And so we will evaluate the effects of the November catalog to let us know how many catalogs we might mail in 2009.

My guess is [we will] probably mail two or three but we did revamp our website [which] launched a few weeks ago and given us the opportunity to [have] online catalogs. So [we are] also experimenting with that as a more cost effective way.

Ivan Vwick: Okay. And what—is there any one particular area in the merchandise that you see extra strong strength so far in the early fall season?

Peter Edison: Well, we think that the big driver for us will be boots. Boots are having a significant increase over last year and [they are] the most important category for fall.

They build [...] in importance as you [...] into the holiday season. So [it is] the [...] number one driver of excitement in the company.

Ivan Vwick: Okay, thank you.

Peter Edison: [You are welcome.]

Operator: Our next question is a follow up question from Ronald Bookbinder with Global Hunter. Please proceed with your question.

Ronald Bookbinder: On the—on the inventory.

Peter Edison: [Yes].

Ronald Bookbinder: Looking at it on a unit basis because the inventory is so much fresher it’s probably valued at a much higher amount per pair.

Peter Edison: Correct.

Ronald Bookbinder: Looking at it on a unit basis, what do you think the inventory is down?

Peter Edison: [...] [I am] going to see if we can find that figure. If not...

Ronald Bookbinder: I’ll go onto another question.

Peter Edison: Okay, go onto another one. Rather than guess [I am] going to see if I can give you the real number.

Ronald Bookbinder: Okay.

Peter Edison: Okay. [I am] going to give you a guess. I think the inventory will be down 15 to 20% on a unit basis.

Ronald Bookbinder: On a—and that’s despite the shipments the product did in...?

Peter Edison: That includes everything.

Ronald Bookbinder: Okay.

Peter Edison: Yes.

Ronald Bookbinder: On a...

Peter Edison: Units are down more than dollars.

Ronald Bookbinder: Right. EBITDA, you were EBITDA positive in the quarter, correct?

Peter Edison: Correct.

Ronald Bookbinder: And so D&A was how much in the quarter?

Peter Edison: Depreciation is [approximately] $2 million in the quarter.

Ronald Bookbinder: Okay. And you said boots are trending well. How are accessories trending such as belts, handbags, jewelry?

Peter Edison: We are [...] having a tougher handbag run. [...] Business had been smoking for two years for us and [there has] been sort of a trend away from a lot of the branded handbags and sort of the logo bags.

Accessory business is solid but the handbag business itself is a little soft.

Ronald Bookbinder: Okay. Okay thanks.

Peter Edison: Thanks Ron.

Operator: Once again, ladies and gentlemen, to ask a question please press star-one on your telephone keypad at this time.

There are no further questions in queue at this time. I’d like to turn the call back over to Mr. Edison for closing comments.

Peter Edison: Thank you everyone for your participation and support. I look forward to speaking to you when we report third quarter results in December if not sooner.

Operator: This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.